SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
Schedule 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
Under the Securities Exchange Act of 1934
(Amendment No. 2)
Datawatch Corporation
(Name of Issuer)
Common Stock, $0.01 par value
(Title of Class of Securities)
237917-20-8
(CUSIP Number)
December 31, 2007
(Date of Event Which Requires Filing of this Statement)
     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☑ Rule 13d-1(b)
☐ Rule 13d-1(c)
☐ Rule 13d-1(d)
     *The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
     The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	37245R107	Page	2	of	15

1	NAME OF REPORTING PERSON I. R. S. Identification No. of Above Person (entities only) Mercury Fund VI, Ltd. I.R.S. Identification No. 20-2196404

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Texas

	5	SOLE VOTING POWER

NUMBER OF		114,000(1)

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		114,000(1)

WITH	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

114,000(1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

~

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.98%(2)

12	TYPE OF REPORTING PERSON*

PN
(1)     Kevin C. Howe (“Mr. Howe”) exercises voting and disposition power over such shares on behalf of Mercury Management, L.L.C. (“Mercury Management”), the General Partner of Mercury Ventures, Ltd. (“Mercury Ventures”), which is the General Partner of Mercury Fund VI, Ltd. (“Mercury VI”).
(2)     Assumes a total of 5,763,215 shares of common stock outstanding based on Datawatch Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

CUSIP No.	37245R107	Page	3	of	15

1	NAME OF REPORTING PERSON I. R. S. Identification No. of Above Person (entities only) Mercury Fund VII, Ltd. I.R.S. Identification No. 20-4881368

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Texas

	5	SOLE VOTING POWER

NUMBER OF		225,461(1)

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		225,461(1)

WITH	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

225,461(1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

~

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.91%(2)

12	TYPE OF REPORTING PERSON *

PN
(1)      Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures II, Ltd. (“Mercury Ventures II”), which is the General Partner of Mercury Fund VII, Ltd. (“Mercury VII”).
(2)      Assumes a total of 5,763,215 shares of common stock outstanding based on Datawatch Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

CUSIP No.	37245R107	Page	4	of	15

1	NAMES OF REPORTING PERSONS I. R. S. Identification No. of Above Person (entities only) Mercury Ventures, Ltd. I.R.S. Identification No. 75-2796235

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Texas

	5	SOLE VOTING POWER

NUMBER OF		114,000 (1)

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		114,000 (1)

WITH	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

114,000 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

~

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.98%(2)

12	TYPE OF REPORTING PERSON*

PN
(1)      Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures, which is the General Partner of Mercury VI, the owner of all 114,000 shares.
(2)      Assumes a total of 5,763,215 shares of common stock outstanding based on Datawatch Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

CUSIP No.	37245R107	Page	5	of	15

1	NAMES OF REPORTING PERSONS I. R. S. Identification No. of Above Person (entities only) Mercury Ventures II, Ltd. I.R.S. Identification No. 20-4736567

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Texas

	5	SOLE VOTING POWER

NUMBER OF		225,461 (1)

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		225,461 (1)

WITH	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

225,461 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

~

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.91%(2)

12	TYPE OF REPORTING PERSON*

PN

(1)	Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures II, which is the General Partner of Mercury VII, the owner of all 225,461 shares.

(2)	Assumes a total of 5,763,215 shares of common stock outstanding based on Datawatch Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

CUSIP No.	37245R107	Page	6	of	15

1	NAME OF REPORTING PERSON I. R. S. Identification No. of Above Person (entities only) Mercury Management, L.L.C. I.R.S. Identification No. 75-2796232

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Texas

	5	SOLE VOTING POWER

NUMBER OF		339,461(1)

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		339,461(1)

WITH	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

339,461(1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

~

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.89%(2)

12	TYPE OF REPORTING PERSON*

OO

(1)	Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures and Mercury Ventures II. Mercury Ventures is the General Partner of Mercury VI. Mercury Ventures II is the General Partner of Mercury VII. Includes 114,000 shares owned by Mercury VI and 225,461 shares owned by Mercury VII.

(2)	Assumes a total of 5,763,215 shares of common stock outstanding based on Datawatch Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

CUSIP No.	37245R107	Page	7	of	15

1	NAMES OF REPORTING PERSONS I. R. S. Identification No. of Above Person (entities only) Kevin C. Howe

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		339,461(1)

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		339,461(1)

WITH	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

339,461(1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

~

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.89%(2)

12	TYPE OF REPORTING PERSON *

IN

(1)	Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures and Mercury Ventures II. Mercury Ventures is the General Partner of Mercury VI. Mercury Ventures II is the General Partner of Mercury VII. Includes 114,000 shares owned by Mercury VI and 225,461 shares owned by Mercury VII.

(2)	Assumes a total of 5,763,215 shares of common stock outstanding based on Datawatch Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, of which 1.98% are owned by Mercury VI and 3.91% are owned by Mercury VII.
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37245R107	Page 8 of 15
Introduction
     Pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, Mercury Fund VI, Ltd. (“Mercury VI”), Mercury Fund VII, Ltd. (“Mercury VII”), Mercury Ventures, Ltd. (“Mercury Ventures”), Mercury Ventures II, Ltd. (“Mercury Ventures II”), Mercury Management, L.L.C. (“Mercury Management”) and Kevin C. Howe (“Mr. Howe”) are making this joint filing on Schedule 13G.

Item 1(a).	Name of Issuer:

Datawatch Corporation, a Delaware corporation

Item 1(b).	Address of Issuer’s Principal Executive Offices:

271 Mill Road, Quorum Office Park, Chelmsford, MA 01824

Item 2(a).	Name of Person Filing:

Mercury Fund VI, Ltd.

Mercury Fund VII, Ltd.

Mercury Ventures, Ltd.

Mercury Ventures II, Ltd.

Mercury Management, L.L.C.

Kevin C. Howe

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The principal business office of Mercury VI, Mercury VII, Mercury Ventures, Mercury Ventures II, Mercury Management and Mr. Howe is 5416 Arbor Hollow, McKinney, Texas 75070

Item 2(c).	Citizenship:

Mercury VI’s place of organization is Texas

Mercury VII’s place of organization is Texas

Mercury Ventures’ place of organization is Texas

Mercury Ventures II’s place of organization is Texas

Mercury Management’s place of organization is Texas

Mr. Howe is a citizen of the United States

CUSIP No. 37245R107	Page 9 of 15

Item 2(d).	Title of Class of Securities:

Common Stock, $0.01 par value per share

Item 2(e).	CUSIP Number:

237917-20-8

Item 3. I	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership:
Mercury VI

(a)	Amount beneficially owned:		114,000	(1)

(b)	Percent of class:		1.98	%(2)

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or direct the vote	114,000	(1)

	(ii)	Shared power to vote or direct the vote	-0-

	(iii)	Sole power to dispose or to direct the disposition of	114,000	(1)

	(iv)	Shared power to dispose or to direct the disposition of	-0-

(1)	Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures, which is the General Partner of Mercury VI.

(2)	Assumes a total of 5,763,215 shares of common stock outstanding based on Datawatch Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

CUSIP No. 37245R107	Page 10 of 15
Mercury VII

(a)	Amount beneficially owned:		225,461	(1)

(b)	Percent of class:		3.91	%(2)

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or direct the vote	225,461	(1)

	(ii)	Shared power to vote or direct the vote	-0-

	(iii)	Sole power to dispose or to direct the disposition of	225,461	(1)

	(iv)	Shared power to dispose or to direct the disposition of	-0-

(1)	Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures II, which is the General Partner of Mercury VII.

(2)	Assumes a total of 5,763,215 shares of common stock outstanding based on Datawatch Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.
Mercury Ventures

(a)	Amount	beneficially owned:	114,000	(1)

(b)	Percent	of class:	1.98	%(2)

(c)	Number	of shares as to which the person has:

	(i)	Sole power to vote or direct the vote	114,000	(1)

	(ii)	Shared power to vote or direct the vote	-0-

	(iii)	Sole power to dispose or to direct the disposition of	114,000	(1)

	(iv)	Shared power to dispose or to direct the disposition of	-0-

(1)	Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures, which is the General Partner of Mercury VI, the owner of all 114,000 shares.

(2)	Assumes a total of 5,763,215 shares of common stock outstanding based on Datawatch Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

CUSIP No. 37245R107	Page 11 of 15
Mercury Ventures II

(a)	Amount beneficially owned:		225,461	(1)

(b)	Percent of class:		3.91	%(2)

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or direct the vote	225,461	(1)

	(ii)	Shared power to vote or direct the vote	-0-

	(iii)	Sole power to dispose or to direct the disposition of	225,461	(1)

	(iv)	Shared power to dispose or to direct the disposition of	-0-

(1)	Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures II, which is the General Partner of Mercury VII, the owner of all 225,461 shares.

(2)	Assumes a total of 5,763,215 shares of common stock outstanding based on Datawatch Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.
Mercury Management

(a)	Amount beneficially owned:		339,461	(1)

(b)	Percent of class:		5.89	%(2)

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or direct the vote	339,461	(1)

	(ii)	Shared power to vote or direct the vote	-0-

	(iii)	Sole power to dispose or to direct the disposition of	339,461	(1)

	(iv)	Shared power to dispose or to direct the disposition of	-0-

(1)	Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures and Mercury Ventures II. Mercury Ventures is the General Partner of Mercury VI. Mercury Ventures II is the General Partner of Mercury VII. Includes 114,000 shares owned by Mercury VI and 225,461 shares owned by Mercury VII.

(2)	Assumes a total of 5,763,215 shares of common stock outstanding based on Datawatch Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, of which 1.98% are owned by Mercury VI and 3.91% are owned by Mercury VII.

CUSIP No. 37245R107	Page 12 of 15
Mr. Howe

(a)	Amount beneficially owned:		339,461	(1)

(b)	Percent of class:		5.89	%(2)

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or direct the vote	339,461	(1)

	(ii)	Shared power to vote or direct the vote	-0-

	(iii)	Sole power to dispose or to direct the disposition of	339,461	(1)

	(iv)	Shared power to dispose or to direct the disposition of	-0-

(1)	Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures and Mercury Ventures II. Mercury Ventures is the General Partner of Mercury VI. Mercury Ventures II is the General Partner of Mercury VII. Includes 114,000 shares owned by Mercury VI and 225,461 shares owned by Mercury VII.

(2)	Assumes a total of 5,763,215 shares of common stock outstanding based on Datawatch Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, of which 1.98% are owned by Mercury VI and 5.89% are owned by Mercury VII.

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☐

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8.	Identification and Classification of Members of the Group:

The following lists each member of the group filing this Schedule 13G pursuant to Rule 13d-1(c):

Mercury Fund VI, Ltd.

Mercury Fund VII, Ltd.

Mercury Ventures, Ltd.

CUSIP No. 37245R107	Page 13 of 15

Mercury Ventures II, Ltd.

Mercury Management, L.L.C.

Kevin C. Howe

Item 9.	Notice of Dissolution of Group:

Not Applicable

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
[Remainder of Page Intentionally Left Blank]

CUSIP No. 37245R107	Page 14 of 15
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 6, 2008	MERCURY FUND VI, LTD.

	By:	MERCURY VENTURES, LTD.
General Partner

	By:	MERCURY MANAGEMENT, L.L.C.
General Partner

		By:	/s/ Kevin C. Howe

		Name:	Kevin C. Howe
		Title:	Manager

February 6, 2008	MERCURY FUND VII, LTD.

	By:	MERCURY VENTURES II, LTD.
General Partner

	By:	MERCURY MANAGEMENT, L.L.C.
General Partner

		By:	/s/ Kevin C. Howe

		Name:	Kevin C. Howe
		Title:	Manager

February 6, 2008	MERCURY VENTURES, LTD.

	By:	MERCURY MANAGEMENT, L.L.C.
General Partner

	By:	/s/ Kevin C. Howe

	Name:	Kevin C. Howe
	Title:	Manager

February 6, 2008	MERCURY VENTURES II, LTD.

	By:	MERCURY MANAGEMENT, L.L.C.
General Partner

	By:	/s/ Kevin C. Howe

	Name:	Kevin C. Howe
	Title:	Manager

CUSIP No. 37245R107	Page 15 of 15

February 6, 2008	MERCURY MANAGEMENT, L.L.C.

	By:	/s/ Kevin C. Howe

Name: Kevin C. Howe
Title: Manager

February 6, 2008	/s/ Kevin C. Howe

Name: Kevin C. Howe